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                                                                    Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AMRC Holdings, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of American Mobile Satellite Corporation of our report dated April 10, 1998, with respect to the consolidated balance sheet of AMRC Holdings, Inc. and Subsidiary (a development stage company) as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1997, which report is incorporated by reference in the Form 10-K/A of American Mobile Satellite Corporation dated April 15, 1998.

Our report, dated April 10, 1998, contains an explanatory paragraph that states that the Company has not commenced operations, has a working capital deficit and is dependent upon additional capital contributions which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                       /s/ KPMG Peat Marwick LLP

McLean, Virginia
June 22, 1998